FOR IMMEDIATE RELEASE                                 Contact: Carrie O’Connor
November 2, 2016                                       317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2016 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Indiana election of two member directors, and the district-wide election of three independent directors. FHLBI members elected the following individuals to the Board of Directors all with four-year terms beginning January 1, 2017:

•	Karen F. Gregerson, President and CEO, The Farmers Bank, Frankfort, Indiana, was re-elected as an Indiana member director.

•	Ryan M. Warner, President and CEO, Bippus State Bank, Huntington, Indiana, was elected as an Indiana member director.

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Jonathan P. Bradford, President, Development & Construction Resources, LLC, Grand Rapids, Michigan, was re-elected as an independent director. Mr. Bradford is also designated as a public interest director.

•	Carl E. Liedholm, Professor of Economics, Michigan State University, East Lansing, Michigan, was re-elected as an independent director.

•	Charlotte C. Decker, Chief Information Technology Officer, UAW Retiree Medical Benefits Trust, Detroit, Michigan, was elected as an independent director.

FHLBI's Board of Directors is comprised of both member and independent directors. Member directors are required to constitute a majority of the FHLBI Board, while independent directors must comprise at least 40% of the Board. Independent directors are nominated by the Board of Directors after consultation with FHLBI’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 11 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about FHLBI, visit www.fhlbi.com.